Exhibit 99.5
CONSENT OF HOULIHAN LOKEY CAPITAL, INC.
September 19, 2025
The Board of Directors of Vital Energy, Inc.
521 E. Second Street Suite 1000
Tulsa, Oklahoma 74120
Attn: Mr. William Albrecht, Chairman

RE:	Joint Proxy Statement / Prospectus of Crescent Energy Company (“Crescent”) and Vital Energy, Inc. (“Vital”), which forms part of the Registration Statement on Form S-4 of Crescent (the “Registration Statement”).
Dear Members of the Board:
Reference is made to our opinion letter (“opinion”), dated August 24, 2025, to the Board of Directors of Vital (the “Board”). We understand that Vital has determined to include our opinion in the Joint Proxy Statement/Prospectus of Crescent and Vital (the “Joint Proxy Statement/Prospectus”) included in the above referenced Registration Statement.
Our opinion was provided for the Board (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “Summary – Opinion of Houlihan Lokey Capital, Inc., Vital’s Financial Advisor,” “The Mergers - Background of the Mergers,” “The Mergers - Recommendation of the Vital Board and Vital’s Reasons for the Mergers” and “The Mergers - Opinion of Houlihan Lokey Capital, Inc., Vital’s Financial Advisor” and to the inclusion of our opinion as Annex G to the Registration Statement. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.
In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.